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                                                                      EXHIBIT 14

                                 CODE OF CONDUCT
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1.    INTRODUCTION

      This Code of Conduct (this "Code") sets forth the legal and ethical standards to which all directors, executive officers and employees (the "associates") of Loral Space & Communications Ltd. and its subsidiaries ("Loral," or the "Company") are required to adhere. Associates, as well as temporary employees and consultants, are expected to comply with this Code. This Code serves as a guide to associates for the proper recognition and resolution of ethical and legal issues encountered in conducting the Company business and in making decisions that conform to the ethical and legal standards. This Code may be modified from time to time, without prior notice, as the Company deems appropriate.

      A.    GENERAL POLICY

            It is the standard of conduct and express policy of Loral that all dealings with our customers, suppliers, competitors, partners and co-workers are conducted with the highest level of ethical behavior and in complete compliance with the spirit and the letter of applicable laws and regulations. This is important in our dealings with commercial companies as well as with the United States government and foreign governments.

            Improper activities, or even the appearance of impropriety, could result in serious consequences to the Company and the associates involved in such activities. An associate's adherence to this policy is a significant indicator of the individual's judgment and competence, and will be taken into consideration when evaluating future assignments and promotions. Insensitivity to, or disregard for, the principles set forth in this Code will be grounds for appropriate disciplinary action, including dismissal.

            Loral's objective is to excel as a responsible and reputable supplier to our customers. In attaining this objective, no associate shall, on behalf of Loral or while a Loral associate, engage in any conduct that violates any law or is otherwise inconsistent with the highest levels of honesty and integrity.

            The environment in which Loral does business is governed by complex laws and regulations. This Code outlines key aspects of those laws and regulations as well as relevant Loral policy.

            Individual associates may require additional training in certain areas to ensure compliance. If, for example, you have contact with representatives of foreign organizations, you must ensure that you are familiar with import and export regulations, and the provisions of the Anti-Boycott Act and the Foreign Corrupt Practices Act. If you have any questions about the applicability of any laws to your actions, you should consult with Loral legal counsel.

      B.    SCOPE

            Associates with supervisory responsibilities must ensure that employees under their direction or control are acquainted with this Code. Directors and officers should also be aware that there are special legal requirements not covered by this
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            Code that apply to corporate fiduciaries. Conduct contrary to these guidelines is outside the scope of any employee's employment.

            In addition to compliance with all legal requirements, each Loral associate must adhere to the overriding ethical and professional standards that generally govern the conduct of business. The Company's interests are not served by any unethical practice or activity even though such practice or activity may not be in technical violation of the law. The scope of this Code may not include all Loral policies and practices to which associates are required to adhere. In instances in which other such other policies and practices appear to conflict with those set forth in this Code, associates must follow the more restrictive policy or practice. Associates should consider this Code as a baseline, or a minimum requirement, which must always be followed. If at any time you are in doubt about whether a particular provision applies to your conduct or about any aspect of your compliance responsibilities, you should contact your manager or supervisor, or use other resources described in this Code to address your concern.

      C.    VIOLATIONS OF THE CODE

            Any violation of the applicable laws and regulations or principles of ethics set forth in this Code will be grounds for disciplinary action or discharge from employment and may subject the associate or former associate to civil liability and/or criminal prosecution under applicable law. Disciplinary action may be taken not only against those who authorize or participate directly in such violation, but also against: (i) any associate who deliberately fails to report a violation as required by the policy; (ii) any associate who deliberately withholds material and relevant information concerning a violation; or (iii) the violator's supervisor and manager, to the extent that there is inadequate leadership, supervision or diligence.

2.    EMPLOYMENT PRACTICES

      A. EQUAL EMPLOYMENT OPPORTUNITY; NON-DISCRIMINATION IN COMPANY BUSINESS; HARASSMENT

            Loral strives to provide a productive workplace free from all types of discrimination and harassment. Discrimination based on race, color, religion, national origin, gender, age, disability, marital status, or any other unlawful factor is not tolerated. Discrimination in recruiting, hiring, pay practices, employee benefit programs, promotions, transfers, career development, terminations, or layoffs is prohibited at Loral. Conduct that creates an offensive or intimidating work environment is unacceptable at Loral. Such conduct may include, but is not limited to, racist, sexist, or ethnic comments or jokes; sexual advances or inappropriate physical contact; or sexually oriented gestures, pictures, jokes, or statements.

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      B.    ENVIRONMENTAL SAFETY

            Loral is committed to achieving the highest standards of safety, health and environmental performance at all of its facilities. It is the responsibility of each associate to follow the rules and procedures established at each facility to achieve these safety, health and environmental goals. Associates must immediately report any incident of non-compliance or any unsafe condition to the facility's environmental, health and safety coordinator.

3.    BUSINESS CONDUCT OF ASSOCIATES

      It is every associate's responsibility to read, understand, and comply with this Code. Further, each associate is responsible for knowing his or her job and what it takes to comply with the rules and regulations relating to the performance of that job. Managers, supervisors and employees jointly share the responsibility of identifying training needs required to assist employees in job performance and in complying with this Code. If an associate wishes to obtain guidance on the interpretation or application of this Code or applicable laws and regulations, they may contact any one of the sources listed under the heading "Reporting Violations."

      A.    COMPLIANCE WITH LAWS, RULES AND REGULATIONS

            Obeying the law, both in letter and in spirit, is the foundation on which Loral's ethical standards are built. All associates must respect and obey the laws of the cities, states and countries in which Loral operates. Although not all associates are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

            Loral will not knowingly assist other persons or entities with whom we have business dealings in violating any law or regulation. For example, we will not misrepresent or confirm facts known to be false to the auditors of a customer or supplier for the purpose of allowing the customer or supplier to prepare false financial statements or financial information.

            We specifically direct the associates' attention to Section 7, which describes some of the requirements of the Foreign Corrupt Practices Act and U.S. export control laws that may be applicable to the associates.

            If necessary, Loral will hold information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws.

      B.    AVOIDANCE OF CONFLICT OF INTEREST

            A conflict of interest exists when a person's private interest interferes in any way with the interests of the Company. A conflict situation can arise when an associate takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interests may also arise when an associate, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or


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            guarantees of obligations of, associates and their family members may create conflicts of interest.

            Loral associates must observe high standards of conduct and integrity in their relationships with outside organizations. They must refrain from having any financial or other interest in or relationship with an organization that competes with or does business with Loral. Not only must associates avoid unethical business practices and favoritism, they should also avoid outside activities and financial interests that might create that perception.

            It is Loral's policy to respect the rights of associates to engage in outside activities that do not conflict with their positions as associates. However, when an outside activity or financial interest involves an organization with which the Company does business, good judgment is required to avoid any basis for conflict of interest. No associate may, without being granted an exception, acquire or retain, either directly or indirectly, the following financial interests in an organization that competes with, does business with, or seeks to do business with Loral:

                  - Any interest as a proprietor or partner in such an organization;

                  - The ownership of, or right to acquire, stock or bonds of such an organization that is a privately held corporation; or

                  - The ownership of, or right to acquire, stock or bonds in an amount in excess of the lesser of (i) $25,000 or (ii) 1% of the total securities of a publicly owned corporation.*

            Each associate shall report to the operating unit president the details on any of the financial interests described above that are held or acquired, directly or indirectly, by themselves or any family member, to the extent known by the associate.

            The following restrictions also apply to associates:

                  - No associate may serve as an officer or director of any firm without prior approval by the president and chief operating officer of Loral.

                  - No associate may undertake employment with, or furnish services as a consultant or other representative to another firm, unless approved in writing by the operating unit president.

                  - Employment of an associate's spouse or other immediate family member by an organization with which Loral competes or does business could

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* This restriction does not apply to employees who come to Loral from other companies and who hold shares of those companies' stock in a savings plan or stock ownership plan. This exception only applies to stock that was owned by the employee prior to his or her employment with Loral, and that are held in those investment instruments. Subject to the terms of the plan document, such employees may keep stock that is in those investment instruments and any stock dividends paid from those remaining in those investment instruments.


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            provide the basis for criticism, and any such employment situations should be reported to the president of the division.

      C.    CORPORATE OPPORTUNITIES

            Associates are prohibited from taking personal advantage of opportunities that are discovered through the use of Loral property, information or position without the consent of the Board of Directors. Specifically:

                  - Associates may not use information about Loral or its business that they have acquired in the course of their employment and that is not available to the general public for their own private gain or advantage, nor may they disclose such information to enable others to profit from it. In particular, associates who have information that could be expected to affect the price of Loral stock, or the stock of another company with which Loral does business, should not buy or sell such stock, unless the same information has been released to the public.

                  - Associates should not place themselves in a situation in which they may profit from a business opportunity if the circumstances indicate that the opportunity should have been made available to Loral. In general, a business opportunity which might reasonably be expected to be of interest to Loral should be brought to the attention of management for a determination of whether Loral wishes to pursue it.

                  - Associates may not use facilities or equipment of Loral in the pursuit of personal interest or profit. Associates who are on paid Loral time should be involved only in the business of Loral.

                  - Associates may not compete with Loral directly or indirectly. Associates owe a duty to Loral to advance its legitimate interests when the opportunity to do so arises.

      D.    INSIDER TRADING

            Associates may not use information about Loral or its businesses that they have acquired in the course of their employment and that is not available to the general public for their own private gain or advantage, nor may they disclose such information to enable others to profit from it. To use non-public information for personal financial benefit or to "tip" others is not only unethical but also illegal. In particular, employees who have information that could be expected to affect the price of Loral stock, or the stock of another company with which Loral does business, should not buy or sell such stock, unless the same information has been released to the public. The above restriction does not apply to Loral stock acquired under the employee savings plan so long as any stock purchases under the plan occur on a regular, automatic, and repeated basis. However, discretionary transfers into and out of Loral stock in the employee savings plan are subject to these restrictions.


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      E.    PROPRIETARY INFORMATION / TRADE SECRETS

            Loral proprietary information consists of any information and data possessed by and in the control of the Company that may be valuable to it in its business. Such information must not be disclosed to others, except as required by law or permitted by Company policy, because doing so could disadvantage Loral competitively or financially; because the information could hurt or embarrass, customers, suppliers, joint venture partners, or the Company or because the information belongs to others, and we have agreed to keep it private. When there is a legitimate business need to disclose proprietary information outside Loral, a non-disclosure agreement may be appropriate. For more information and prior to disclosure, contact Loral legal counsel.

            Proprietary information includes, but is not limited to:

                  - Loral research and development, such as inventions, patent applications, and engineering and laboratory notebooks (see below);

                  -     Customer and employee records;

                  - Business strategies, business results, unannounced products or services, marketing plans, pricing, and financial data;

                  - Non-public information about products or services, including hardware and software specifications and designs;

                  -     Confidential organizational information; and

                  - Information disclosed by other parties pursuant to a non-disclosure agreement.

            Proprietary information may exist as reports, manuals, charts, computer disks, drawings, specifications, photographs, films and correspondence. Hardware, equipment or materials embodying proprietary information and data may also be treated as proprietary information.

            Each associate is responsible for ensuring that proprietary information is protected from theft, damage, unauthorized disclosure, or inappropriate use. Always store such information in a safe place and follow security procedures for the computer systems used. Remember that you can be overheard in public places and when using portable communications devices. Do not discuss Loral proprietary information with family or friends; they may not understand its significance and may inadvertently pass it on to someone who should not have it.

            i.    "PATENTABLE" INVENTIONS

                  A "patentable" invention is one that constitutes a new, useful and unobvious machine process, article of manufacture, composition of matter, or improvement thereof (including software). All inventions made or


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                  conceived by employees in the course of, or as a result of their employment, are the exclusive property of Loral and are to be promptly disclosed in writing and assigned to the Company.

                  Employees are responsible for maintaining a laboratory notebook to record concepts, ideas and related work, together with the recording of progress on technical efforts, in order to establish priority of invention, provide a basis for patent coverage and protect future proprietary rights of the Company.

                  Licenses and copyrights obtained by employees in the course of, or as a result of their employment, are the exclusive property of Loral and are to be promptly disclosed in writing and assigned to the Company.

            ii.   COPYRIGHTED WORKS

                  Copyright laws protect the original expression in, among other things, written materials, works of art, and music, and prohibit their unauthorized duplication, distribution, display and performance. This means that we may not reproduce, distribute, or alter copyrighted materials from books, trade journals, computer software, or magazines, or play records, tapes, discs, or videotapes, without permission of the copyright owner or its authorized agents.

                  Software used in connection with Loral's business must be properly licensed and used only in accordance with that license. Using unlicensed software could constitute copyright infringement

      F.    FAIR DEALING

            We believe our reputation for integrity is our most important asset. We must deal fairly with customers, vendors, and competitors and fulfill our obligations even when they are detrimental to our profitability. All estimates and commitments to both customers and co-workers should be made with the expectation that they will be achieved.

            We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present associates of other companies is prohibited. Each associate should endeavor to respect the rights of and deal fairly with Loral's customers, suppliers, competitors and associates. No associate should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

      G.    ENTERTAINMENT, GIFTS AND GRATUITIES

            It is Loral's policy that all dealings with other organizations be conducted with the highest ethical behavior and in complete compliance with applicable laws and


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            regulations. Our business transactions should always be free from even a perception that favorable treatment was sought or received, offered, or solicited by gifts, favors, hospitality, entertainment or similar gratuities. While there are certain circumstances under which it is permissible to furnish or accept such items, every employee is expected to follow a course of action that complies with the following guidelines.

            No associate may solicit, directly or indirectly, for his or her benefit or for the benefit of another person, any gift, favor, or other gratuity from a person or organization with which the Company does business or that seeks to do business with the Company. Soliciting a gift, favor or other gratuity is strictly prohibited regardless of the nature or value of the item or service.

            No Loral associate may accept any gratuities (monetary or non-monetary), gifts or favors, except for ordinary items of nominal value, from a person or organization that conducts business with the Company or seeks to do business with the Company. Items of nominal value are considered to be normal sales promotion, advertising or publicity items, with the provider's logo, e.g., calendars, ball point pens, coffee cups, etc., with a retail value not exceeding $50. Loral associates may accept a meal, drink or entertainment from such persons or organizations only if these courtesies are unsolicited, infrequently provided and reasonable in amount. Associates should reciprocate if and when appropriate.

            Loral associates should never offer any type of business courtesy to a customer for the purpose of, or in exchange for, obtaining favorable treatment or advantage. Except for restrictions that apply when dealing with government representatives, associates may pay for reasonable business-related meals, refreshments, and/or entertainment expenses for customers and suppliers that are incurred only occasionally, are not requested or solicited by the customer, and are not intended to or could not reasonably be perceived as affecting business decisions.

      H.    MARKETING ACTIVITIES

            Loral supports vigorous competition. We believe that enduring customer relationships are built on integrity and trust. We seek to gain advantage over our competitors only through superior research, engineering, manufacturing, and marketing. It is our intention to win business through excellent products and services, never through unethical or questionable business practices.

            The marketplace requires the gathering of a wide range of information in a systematic and legal manner. This information provides an understanding of the industry structure and customer requirements for existing or potential products and services of Loral. It is the policy of Loral that its associates, consultants, agents and other representatives will gather only information to which the Company is legally entitled. Loral will neither seek nor accept any information that is prohibited from disclosure by law, regulation or policy of the customer. Associates must not:

                  - seek special treatment or data that are otherwise restricted;


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                  -     attempt to improperly influence specifications to gain
                        unfair advantage or limit competition; or

                  - seek access to classified or officially restricted information.

            There must be no exchanges of unauthorized or so-called inside information, or attempts to induce competitor employees or the government to violate their standards of conduct by seeking information they cannot properly provide.

      I.    MARKETING AND CONTRACTING WITH THE FEDERAL GOVERNMENT

            Law forms a foundation for Loral's business activities. We must conduct business in accordance with the laws of the cities, states and countries where we operate. In dealings with the United States government, Loral associates and other representatives who perform legislative liaison, marketing, proposal, and/or contract activities should be especially sensitive to the following regulations:

            i.    SPECIAL REQUIREMENTS IN DEALINGS WITH THE GOVERNMENT

                  The Company must comply with special standards of conduct in contracting with the federal government. Government representatives shall not be offered or given, either directly or indirectly, anything of value that they are prohibited from receiving by applicable agency regulations. Loral associates dealing with representatives of a particular federal agency are responsible for complying with that agency's standards of conduct. Where there is a question as to a particular agency's requirements under its standards of conduct, associates must contact Loral legal counsel for guidance.

                  Except as otherwise permitted by law or regulation, Loral associates are prohibited from paying for meals, refreshments, entertainment, travel or lodging expenses for any U.S. government employee or representative. One exception is that a meal may be provided on-site to accommodate continuing business meetings with government employees. Loral associates doing business with state or local government officials are responsible for knowing and adhering to the rules that may apply to such state or local government employees.

                  In certain instances where customs in foreign countries require the exchange of gifts, the Company will provide the gift. Any gifts, other than those of nominal value received from representatives of these countries, will become Company property.

            ii.   PROCUREMENT INTEGRITY (FEDERAL PROCUREMENT POLICY ACT OF 1988)

                  The Federal Procurement Policy Act and Amendments of 1988 (the "Act") impose certain restrictions on contractors, their employees, representatives, agents and consultants during the conduct of any federal agency procurement. In general, the Act prohibits the following:


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                  -     Discussions or offers of future employment or business
                        opportunities to any procurement official;

                  - Offers of gratuities, money or anything of value to any procurement official; or

                  - Attempts to obtain, or possession of, source-selection or proprietary information from any agency employee.

            The Act requires that certificates be completed by every Loral associate and consultant who participates substantially in the preparation of a proposal or contract negotiations, certifying that he or she will comply with the Act and report any violations.

            If any doubt exists as to whether a particular piece of information can be rightfully obtained, the Loral associates or representatives who wish to obtain such information that has not been publicly released must first seek the advice of the contracting officer or the head of the agency. Further, unauthorized offers to provide proprietary or source-selection information must be refused and immediately reported to Loral legal counsel.

            Because the procurement integrity provisions are complex, any questions should be presented to your supervisor or manager to obtain appropriate advice and guidance. Loral requires that its associates, representatives, agents and consultants comply with this Act.

      iii.  TRUTH IN NEGOTIATIONS ACT

            All proposals submitted to the government must comply with the Federal Acquisition Regulations (FAR) and the proposed contract requirements.

            Where cost or pricing data are required to be submitted, such data must be accurate, complete and current as of the date of final agreement on price. Whether you are the contract negotiator, the cost estimator or the person responsible for furnishing the data to the cost estimator, your must ensure that the data meet these FAR requirements;

                  -     Accurate means free from error;

                  - Complete data means all facts that a prudent buyer or seller would reasonably expect to have an effect on price negotiations, e.g., historic cost data, vendor quotations, "make or buy" decisions and other management decisions that could have a significant bearing on cost; and

                  - Current data means data that are up to date. Because many months may pass after the original proposal and price were submitted, data


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                        should be updated through the close of negotiations to
                        ensure they are current.

                  If you have any questions as to whether information is cost or pricing data that must be disclosed to the government, you should seek advice from Loral legal counsel.

                  It is Loral's intention that all relevant cost or pricing information will be disclosed to the government. Falsely certifying facts or data used in government contracts, whether unintentionally or deliberately, is a violation of U.S. laws and contract requirements and may subject the Company and involved associates to criminal, civil penalties, or administrative action.

            iv.   ANTI-KICKBACK ACT

                  Associates and representatives must comply with this law which prohibits any individual or company from providing, attempting to provide or soliciting, accepting or attempting to accept, any kickback. "Kickback" is defined as any money, fee, commission, credit, gift, gratuity, thing of value (including money, trips, tickets, transportation, beverages, and personal services) or compensation of any kind that is provided directly or indirectly to any individual or company for the purpose of improperly obtaining or rewarding favorable treatment in connection with a prime contract or subcontract/supplier relating to a prime contract.

      J.    PROPER AND TIMELY REPORTING OF PUBLIC DOCUMENTS

                  As a public company, it is of critical importance that Loral's filings with, and submissions to, the Securities and Exchange Commission, and other public communications, be fair, accurate and timely. Depending on his or her position with Loral, an associate may be called upon to provide necessary information to assure that Loral's public reports are complete, fair and understandable. Loral associates are expected to take this responsibility seriously and to provide prompt, accurate answers to inquiries related to Loral's public disclosure requirements.

      K.    ACCURACY OF DOCUMENTATION

                  Loral associates create various forms of records including reports and correspondence which may be in hard copy or electronic media. Business records should include objective and verifiable factual information and should be free from speculation and rumor, and from ambiguous or misleading statements.

                  Particular care must be taken to ensure that statements made to the government and claims submitted to the government are accurate. The government may impose severe penalties for false statements or false claims.


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            i.    REPORTING EXPENSE REIMBURSEMENTS

                  Those who submit expense reports and other forms requesting reimbursement must follow their division procedures. Expense reports should only contain charges actually incurred by the employee in furtherance of Loral business. Expenses should be accurately described so that unallowable expenses can be excluded from billings to the government. The finance department will provide guidance if you have any questions.

            ii.   REPORTING LABOR CHARGES

                  The accurate reporting of labor at Loral is both essential and mandatory because it is the source for the charging of labor and the distribution of overhead cost to a contract. You will accomplish this by either completing a labor timecard or voucher or by entering your time through an electronic labor reporting system.

                  When you report time being charged to a specific contract, the following are some general "musts" to help you follow proper labor charging practices. You MUST:

                        -     Prepare your own voucher/timecard;

                        -     Record time as work is performed;

                        - Obtain the charge number for the job(s) you are working on from your immediate supervisor or his or her representative;

                        - Record time ONLY for the job(s) on which you are working;

                        -     If you need to make a correction on a
                              non-electronic labor reporting system, draw a line through the error and write the proper entry on the next line. You and your supervisor must initial each correction. For electronic labor reporting, notify your supervisor promptly of any corrections to incorrect entries; and

                        - Check and follow your division's specific guidelines for labor reporting.

      L.    PRODUCING QUALITY PRODUCTS

            Loral is committed to delivering products with the highest levels of quality and reliability consistent with each customer's requirements. To achieve this goal, each associate must follow these guidelines:

            -     Make achievement of quality and excellence your personal goal;


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            -     Strive to do each job right the first time;

            -     Comply with all contract requirements, including:

                        -     Design requirements;

                        - Performing all inspections and tests specified in each contract;

                        - Preparing all required reports accurately and completely;

                        - Using only materials conforming to quality levels specified in each contract; and

                        - Using only substitute materials that have been approved in writing by the customer's representative.

            By providing quality products and services, not only do we meet our customers' requirements, but we make the Company more competitive and stronger in the marketplace.

      M.    COMPANY FUNDS AND PROPERTY

            All employees are responsible for safeguarding and making proper and efficient use of Company funds and property by following procedures to prevent their loss, theft, or unauthorized use. Company funds and property include Company time; cash, checks, drafts, and charge cards; land and buildings; records; vehicles; equipment, including fax machines, copiers, and telephones; computer hardware and software; scrap and obsolete equipment; and all funds and property.

            The following are ways to protect company funds and property:

                        - Make sure expenditures are for legitimate business purposes;

                        -     Keep accurate and complete records of funds spent;

                        - Use corporate charge cards only for business purposes or as specified in Company instructions;

                        - Make sure computer and communications equipment and systems, including passwords or other methods used to access or transmit data, and the information they contain are protected against unauthorized access, use, modification, destruction, or disclosure;

                        - Use Loral's trademarks and service marks in accordance with Company instructions; and

                        - Report actual or suspected loss, damage, misuse, theft, embezzlement, or destruction of Company funds or property immediately to TIM PERRY, CORPORATE DIRECTOR OF SECURITY, BY CALLING (650) 852-4345.

      N.    FOLLOWING SECURITY GUIDELINES

            While Loral's customer base is now primarily commercial companies, Loral continues to contract with the United States government or its prime contractors. These contracts require the Company to implement and maintain a system of security controls. As associates of Loral, we all are individually responsible for safeguarding classified information. The following are some of the key rules that associates must follow:

                        -     Wear your badge prominently.

                        - Notify your supervisor of any circumstances that might embarrass or damage the Company.

                        - Establish a system to ensure that unattended classified files are always locked.

                        - Safeguard and transmit all classified material in accordance with government and Loral requirements.

            You are also prohibited from sending classified information via regular mail. Additionally, you should never discuss classified information, company plans or related information with family, friends or other unauthorized persons.

            You should be particularly careful when using phones of any type, especially cellular phones, for sensitive or classified conversations. This also applies to use of computer terminals, facsimile machines, microwave equipment and other equipment used to transmit information or data. Finally, do not bring a camera, sound recorder or computer onto company property without a pass.

            If you have any questions about security matters, contact your immediate supervisor, security representative or Tim Perry, Corporate Director of Security, at (650) 852-4345.

4.    WAIVERS OF THE CODE

      Any waiver of this Code for executive officers or directors may be made only by the Board of Directors or a Board committee and will be promptly disclosed to shareholders as required by law or stock exchange regulation. Any waiver of this Code by employees may be made only with the consent of the Company's General Counsel.

5.    REPORTING VIOLATIONS

      Loral is committed to maintaining an environment in which associates may raise questions or report violations or suspected violations of this Code and applicable government laws and regulations without fear of retribution. Associates are encouraged to report all violations or suspected violations of this Code or applicable government laws and regulations, and to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation, using the methods outlined in below. Associates are expected to cooperate in internal investigations of


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
      misconduct. An associate who reports his or her own violation may still be subject to disciplinary action.

      Loral will not allow retaliation for good faith reports of misconduct by others made by associates. Any person who believes that he or she has been subject to retaliation for reporting a violation or possible violation may contact anyone designated below, and a prompt investigation will be conducted.

      A.    EMPLOYEES. In the case of an employee, such employee may contact:

                        -     The employee's immediate supervisor; or

                        -     The supervisor's immediate supervisor; or

                        - The division's hotline. (All messages left on the hotline will be safeguarded and reviewed only by the individual designated as responsible for the investigation of employee reports.); or

                        - Karen Reinhold, Associate General Counsel of Loral Space & Communications. The report may be made by calling (650) 852-7843, or by mail to the following address:

                              Karen Reinhold
                              Space Systems/Loral, Inc.
                              MS-DO3
                              3825 Fabian Way
                              Palo Alto, CA 94303

      B. DIRECTORS, EXECUTIVE OFFICERS AND ANY OTHER PERSONS SUBJECT TO THIS CODE. In the case of a director or an executive officer, such person may contact:

                        - Karen Reinhold, Associate General Counsel of Loral Space & Communications. The report may be made by calling (650) 852-7843, or by mail to the following address:

                              Karen Reinhold
                              Space Systems/Loral, Inc.
                              MS-DO3
                              3825 Fabian Way
                              Palo Alto, CA 94303

      All associate reports will be forwarded to the designated investigator, who will review them and, if appropriate, commence an immediate investigation. Communications between the associate and the investigator will be kept confidential to the fullest extent possible. The results will be reported to division and corporate management, and the employee who made the initial report will be advised as promptly as practicable, but in no event not more than 90 days, of the progress of the investigation. If the report is made anonymously, the associate may contact the investigator for status.

      In addition, the Company is in the process of establishing a hotline staffed with persons who are not affiliated with it. Information regarding this hotline will be circulated when it becomes available.

6.    ADDITIONAL PROCEDURES FOR THE CEO AND SENIOR FINANCIAL OFFICERS

      All provisions of the Code bind the CEO, the CFO, the principal accounting officer or controller and all persons performing similar functions (the "senior financial officers"). In addition to the Code, the senior financial officers are subject to the following additional specific policies:

      A. All senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC and in the Company's other public communications. Accordingly, it is the responsibility of each senior financial officer to promptly bring to the attention of the management any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or public communications or otherwise assist the management in fulfilling its responsibilities.

      B. Each senior financial officer shall promptly bring to the attention of the management and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other associates who have a significant role in the Company's financial reporting, disclosures or internal controls.

      C. Each senior financial officer shall promptly bring to the attention of the management and to the Audit Committee any information he or she may have concerning any violation of the Company's Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving any members of management or other associates who have a significant role in the Company's financial reporting, disclosures or internal controls.

      D. Each senior financial officer shall promptly bring to the attention of the management and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code or of these additional procedures.

      E. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code or of these additional procedures by the senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

7.    A. FOREIGN CORRUPT PRACTICES ACT

            Loral complies, and requires that all its associates worldwide and its joint ventures, agents, distributors and other representatives comply with the letter and the spirit of the Foreign Corrupt Practices Act ("FPCA").

            The primary purpose of the FCPA is to prohibit the payment of bribes, in any form, to foreign officials in order to secure or retain business. Specifically, the FCPA prohibits the giving or offering of anything of value (hereinafter referred to as "bribes") to foreign officials, foreign political parties or candidates for foreign political office in order to obtain, keep or direct business or otherwise obtain a business advantage. It is important to note that the FCPA's prohibitions are not limited to monetary payments but can include a wide range of non-monetary benefits as well. Also prohibited are indirect bribes made through an intermediary (such as an agent, representative or consultant) knowing that there is a high probability that the intermediary will use all or a portion of the bribe for a prohibited purpose.

            In addition, the FCPA includes certain requirements with respect to accounting records that are designed, among other things, to prevent concealment of bribes. The FCPA requires that Loral's books, records and accounts be kept accurately to reflect all transactions and disposition of Company assets. The following are specifically prohibited: maintaining secret or unrecorded funds or assets; falsifying records; and providing misleading or incomplete financial information for audit.

            Violation of the FCPA may result in civil and criminal prosecution. Loral may be fined up to $2 million or twice the gross gain or loss from the offense, whichever is greater. An individual may be fined $250,000 or twice the gain or loss from the offense, whichever is greater, and may be subject to imprisonment for up to five years. Loral will not pay fines imposed on individuals. Loral will take all necessary disciplinary action, including possible dismissal, against associates violating these policies.

            There are three types of payments that may be permissible under the FCPA. The first is a payment to facilitate or expedite performance of routine governmental action. "Facilitating or expediting payments" are those that relate to the performance of non-discretionary action. Examples include obtaining permits, licenses or other official documents; processing governmental papers, such as visas and work orders; providing police protection and mail pick-up and delivery; providing phone service; power and water supply; loading and unloading cargo or protecting perishable products; and scheduling inspections associated with contract performance or transit of goods across country. The second is a payment that is reasonable in amount and is directly related to the promotion, demonstration or explanation of a product or the execution of a government contract. These payments may include travel and lodging expenses. The third is a payment that is lawful under the written laws or regulations of a foreign country. THE APPLICATION OF THESE EXCEPTIONS TO A PARTICULAR SITUATION INVOLVES A LEGAL DETERMINATION, AND ASSOCIATES SHOULD CONSULT WITH THEIR LEGAL DEPARTMENT PRIOR TO AUTHORIZING ANY PAYMENTS UNDER ONE OF THESE EXCEPTIONS.

            Loral has established procedures to reduce the likelihood of prohibited bribes by intermediaries, i.e., joint venture partners or agents, distributors or consultants. First, it is Loral's policy to obtain background information on the intermediary to assess the potential for violation. Second, it is Loral's policy to enter into a written agreement with respect to intended disposition of fees and compliance with the FCPA. ALL SUCH AGREEMENTS MUST BE APPROVED BY THE LEGAL DEPARTMENT PRIOR TO EXECUTION.

            Additional and more detailed information, guidelines and policies are available from each division's legal office, and associates are expected to comply with their division's requirements and guidelines. BECAUSE THE STATUS OF CERTAIN TYPES OF PAYMENTS MAY BE UNCLEAR, ASSOCIATES MUST REVIEW WITH THE LEGAL DEPARTMENT OF THEIR DIVISION THE NATURE OF ANY PAYMENTS THAT RAISE POTENTIAL FCPA CONCERNS.

            Any violations of the FCPA must be reported immediately to each division's legal department or to the corporate legal office. Because the immediate reporting of violations or potential violations is a critical component of Loral's efforts to ensure compliance with the FCPA, failure to report such violations could raise potential questions about an associate's knowledge of, or complicity in, a prohibited transaction. Violations or potential violations may be reported without fear of retaliation for making such a report.

      B.    EXPORT CONTROL LAWS

            The Company complies, and all of its associates are required to comply, scrupulously with United States export control laws and regulations, including the Arms Export Control Act and International Traffic in Arms Regulations; the Export Administration Act and Export Administration Regulations; embargo and trade sanctions laws and regulations; Anti-Boycott laws and regulations and Executive Orders pertaining to U.S. export control laws and regulations.

            The Company and all of its associates are required to comply scrupulously with the conditions, limitations, provisos, requirements and terms of all licenses and other United States government authorizations (including, without limitation, export licenses, technical assistance agreements and manufacturing licensing agreements) in connection with any export, import, re-export, transfer, sale, marketing activity or proposal by the Company.

            Failure to comply with United States export control laws and regulations, or any licenses or other United States government authorizations, can result in severe penalties for the Company and the individuals involved. Any associate who violates export control requirements would be subject to disciplinary action, including termination of employment, and may be subject to civil and/or criminal penalties imposed by the United States government.

            Many of the Company's products (hardware, software and technical data) and activities (including certain marketing activities and proposals) are defined as "defense articles" and "defense services" under the Arms Export Control Act and the International Traffic in Arms Regulations (ITAR).

            Associates should be aware that an export occurs under the ITAR by sending or taking a defense article out of the United States in any manner (except by mere travel outside of the United States by a person whose personal knowledge includes technical data); disclosing (including oral or visual disclosure) or transferring technical data to a foreign person, whether in the United States or abroad; performing a defense service on behalf of, or for the benefit of, a foreign person, whether in the United States or abroad; disclosing (including oral or visual disclosure) or transferring in the United States any defense article to an embassy, or any agency or subdivision of a foreign government (e.g., diplomatic missions); or transferring registration, control or ownership to a foreign person of any aircraft, vessel or satellite covered by the U.S. Munitions List, whether in the United States or abroad. Lawful permanent residents of the United States and certain protected individuals are not considered "foreign persons" under the ITAR.

            The export of defense articles and defense services requires the prior written authorization of the United States Department of State, unless a specific statutory or regulatory exemption applies. In certain instances, the prior written authorization of the United States Department of State is required before making a sale or transfer, or a proposal to sell or transfer defense articles, defense services and technical data to certain countries, or to any persons acting on behalf of these countries, or that is intended for use by the armed forces of certain foreign countries.

            The export of other Company commodities, software and technology (including technical data) is governed by the Export Administration Regulations (EAR), and the export of such products and technology may require the prior written authorization of the United States Department of Commerce. Associates should be aware that an export occurs under the EAR by an actual shipment or transmission of items (commodities, software or technology) out of the United States, or the release of technology or software subject to the EAR to a foreign national in the United States. Permanent resident aliens of the United States and certain protected persons are not considered "foreign persons" under the EAR.

            To ensure full compliance with United States export control laws and regulations, all associates should be aware of the following:

            - Associates are responsible for complying scrupulously with United States export control laws and regulations, including all applicable export licenses and other export authorizations issued by the United States government.

            - Associates are responsible for seeking guidance and/or direction from the Company's Export Control personnel regarding export control issues before engaging in any exports.

            - Associates should be especially aware of the potential for exports in any dealings with foreign persons, such as going on foreign travel, hosting foreign visitors, having technical interactions with foreign persons or engaging in marketing activities that address technical issues.

            Associates shall report any suspected violations of export laws and regulations, or export authorizations issued by the United States government, as follows:

            Corporate Office

            Contact: Avi Katz
                              Vice President and General Counsel
                              Telephone #: (212) 338-5340

                              Janet T. Yeung
                              Vice President and Deputy General Counsel
                              Telephone #: (212) 338-5429

            Loral Skynet

            Contact: Victor Bernstein
                              Executive Vice President and General Counsel
                              Telephone #: (908) 470-2304

                              David Bowman
                              Director, International Trade
                              Telephone #: (908) 470-3467

            Space Systems/Loral

            Contact: Julie Bannerman
                              Vice President and General Counsel
                              Telephone #: (650) 852-5474

                              Paul Munninghoff
                              Executive Director, Export Control and
                                Administration
                              Telephone #: (650) 852-6702


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